EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Walker & Dunlop, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-178878 and 333-184297) on Form S-3 and (Nos. 333-171205, 333-183635, 333-188533, 333-204722, 333-238259 and 333-250927) on Form S-8 of Walker & Dunlop, Inc. of our reports dated February 24, 2022, with respect to the consolidated balance sheets of Walker & Dunlop Inc. and subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the  December 31, 2021 Annual Report on Form 10-K of Walker & Dunlop, Inc.

Our report on the consolidated financial statements refers to a change to the Company’s method of accounting for the recognition and measurement of estimated loss for its allowance for risk sharing obligations as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP

McLean, Virginia
February 24, 2022